BRAND LICENSE AGREEMENT

Between

and

and

OLIVEDA INTERNATIONAL INC. 2425 Olympic Blvd., Suite 14000W, Santa Monica, CA 90404, USA nichfo/gend Llzenzgeber gen.innt.

and

OLIVEDA DEUTSCHLAND GMBH Neuer Zollhof 3, 40221 Dusseldorf, Deutschland · niehfolgend Lizenznehmer genannt •

the following trademark license agreement is concluded

§ 1 subject matter of the contract

(1)The subject of the contract is the international word mark OLIVEDA Olive Tree Pharmacy registered with the European Patent and Trademark Office with the file number 014027064, filed on 05/05/2015 and registered on 26/08/2015.

The trademark is registered for the following goods and / or services: Cosmetics, food supplements, superfood, (3, 5, 44, Nice Classification).

(2)The licensor is the sole owner of the aforementioned brand.

(3)He has not granted any other licenses for the named brand to third parties.

§2 license

(1)The licensors hereby grant the licensee the right to use the trademark specified in §1.

(2)The license covers all protected goods and services.

§3 license fees

For the rights granted by this contract, the licensee pays the licensor an annual fee of € 600,000 from the annual sales.

The fee is due 30 days after accounting.

§4 Territorial scope

This contract applies exclusively to the following territories:

Europe

North America

South America

Asia

§5 Sub-licenses

The licensee is not entitled to grant sub-licenses.

§6 Obligation to Exercise

The licensee obliges to use the trademark for all protected goods and services in a manner that maintains its validity.

§7 Guarantee

(1)The licensor guarantees to be able to freely dispose of all contractual objects the licensor does not guarantee the existence of the contract. The object pays for the rights granted by this contract. He also assumes no liability for it that the intended use of the licensed objects by the licensee does not interfere with or for the protection of third parties However, the licensor declares that at the time this contract is concluded, he is not aware of any third-party rights that would prevent the licensee from exploiting the subject matter of the contract.

(2)The licensor is not aware of any attacks by third parties on the licensed brand at the time the contract is concluded.

§8 Existence and defense of property rights

(1)The licensee is entitled to prosecute violations of the licensed trademark in the spatial scope of this contract at his own expense and risk. If necessary, the licensor will support the licensee. The licensor will take all necessary measures in the contract area at his own expense to prevent violations of the contractual object by third parties.

(2)The licensor shall defend all contractual protection rights against attempts at deletion by third parties. In addition, the licensee will support the issuer with all necessary documents and information that may be useful for maintaining the property rights.

(3)The licensee will ensure that any fees (including renewal fees) for maintaining the trademark are paid on time. The licensee contributes 50% of the fees to the renewal fees.

(4)If the licensee attacks the brand and / or supports third parties in this regard, the licensor is entitled to terminate the contract without notice.

(5)If the trademark is legally canceled or restricted at the instigation of a third party, license fees that have been due or paid in the past cannot be demanded back. Fees paid in advance will be reimbursed on a pro-rata basis.

§9 taxes

The parties are responsible for the timely payment of taxes of any kind.

§10 duration of the contract

(1)The term of this contract is 5 years. The term is extended by one year if the contract is not terminated by one of the parties no later than three months before the end of the contract term.

(2)The right to extraordinary termination remains unaffected.

§11 Post-contractual rights and obligations of the licensee

Objects that have been manufactured under the license granted by this contract may be sold by the licensee for a sales period of six months after the end of this contract. Any further use of the brand is prohibited after the contract has ended.

§12 final provisions

(1)The place of jurisdiction for all disputes arising from this contract including related tortious claims is the District Court of Düsseldorf

(2)Substantive German law applies to this contract and to all disputes arising from this contract.

(3)Should any provision of this contract be or become invalid or unenforceable, the remaining provisions of this contract shall remain unaffected.